EXHIBIT 23.1

Deloitte & Touche LLP
700 Bridgewater Place
333 Bridge Street, NW
Grand Rapids, Michigan 49504-5359

Tel: (616) 336-7900
Fax: (616) 336-7950
www.us.deloitte.com

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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of Spartan Stores, Inc. on Form S-8 of our reports dated May 3, 2002, and May 24, 2002 appearing in the Annual Report on Form 10-K of Spartan Stores, Inc. for the year ended March 30, 2002, and in the Annual Reports on Form 11-K of Spartan Stores, Inc. Savings Plus Plan, Spartan Stores, Inc. Savings Plus Plan for Union Associates and Spartan Retail Savings Plus Plan for the year ended December 31, 2002, respectively.

/s/DELOITTE & TOUCHE LLP

October 28, 2002